EXHIBIT 10.10.2
FIRST AMENDMENT TO THE MOODY'S CORPORATION RETIREMENT ACCOUNT
The Moody’s Corporation Retirement Account (amended and restated effective as of January 1, 2021) (the “Plan”) is hereby amended as follows, effective as of the date this First Amendment is adopted:
1.The first paragraph of Section 1.14 is amended to add the following sentence to the end thereof:
In addition, for a Member who qualifies for an Early Retirement Benefit or a Normal Retirement Benefit as of his or her Severance Date, Compensation shall include any pro rata annual bonus paid in connection with the Member’s retirement.
2.For purposes of clarity, the Section titled “Direct Rollover Treatment for Certain Distributions” is Section 8.9 of the Plan and the Section titled “Retroactive Benefit Commencement Dates” is Section 8.10 of the Plan.